EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of American Pacific Enterprises, Inc.

We consent to the inclusion of our report dated March 6, 1998, with respect to the consolidated balance sheets of American Pacific Enterprises, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of net income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Glenoit Corporation dated December 11, 1998.






Columbus, Ohio                       /s/KPMG Peat Marwick LLP
December 11, 1998